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                                                                       EXHIBIT 5
Squire, Sanders & Dempsey
40 North Central Ave., Suite 2600
Phoenix, Arizona  85004

March 19, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Photocomm, Inc.
         Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Photocomm, Inc., an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of an additional 895,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Stock Option Plan as amended (the "Plan"), making a total of 2,895,000 shares of Common Stock registered for sale pursuant to the Plan.

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and the Bylaws of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Arizona.

2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

SQUIRE, SANDERS & DEMPSEY

/s/Squire, Sanders & Dempsey